LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") dated this 31st day of March 2022

BETWEEN:

Mitchell Schwartz, CEO of SMARTsolution Technologies LP (the "Lender")

OF THE FIRST PART

AND

SMARTsolution Technologies LP (FOMO CORP. subsidiary)
(the "Borrower")

OF THE SECOND PART

IN CONSIDERATION OF the Lender loaning certain monies (the "Loan") to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

Loan Amount & Interest

1. The Lender promises to loan $185,000.00 USD to the Borrower and the Borrower promises to repay this principal amount to the Lender, with a $10,000 buyout/maturity premium and interest payable on the unpaid principal at the rate of 11.50 percent per annum, calculated yearly not in advance.

Pavment

2. This Loan will be repaid in consecutive monthly installments of interest only on the first day of each month commencing the month following execution of this Agreement and continuing until September 30, 2022 with the balance then owing under this Agreement being paid at that time.

3. At any time while not in default under this Agreement, the Borrower may pay the outstanding balance then owing under this Agreement to the Lender without further bonus or penalty.

Default

4. Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults inthe performance of any obligation under this Agreement, then the Lender may declare the principal amount owing and interest due under this Agreement at that time to be immediately due and payable.

5. If the Borrower defaults in payment as required under this Agreement or after demand for ten (10) days, the Security will be immediately provided to the Lender and the Lender is granted all rights of repossession as a secured party.

Extra Clauses

6. The notes shall be convertible at the option of the Lender at any time into Series B Preferred shares at a price of $1.00 per share (based on a $0.001 price in common shares).

7. Interest payments to be made in cash on a monthly basis. on the last day of each month.

8. **Security**

9. This Loan is secured by two hundred thousand Series B Preferred shares of FOMO CORP.

10. This Loan Agreement is made in connection with the purchase of the Security by the Borrower, from the Lender. The Lender will retain a security interest in the Security until payment of the full amount of the Loan is made by the Borrower. The Lender will belisted as a lender on the title to the Security. The Borrower will do everything necessary to assist the Lender in perfecting its security interest. Upon receiving full payment, the Lender will remove its security interest from the title to the Security.

Governing Law

10. This Agreement will be construed in accordance with and governed by the laws of the State of Pennsylvania.

Costs

11. All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

Binding Effect

12. This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Borrower and Lender. The Borrower waives presentme.nt for payment, notice of non-payment, protest, and notice of protest.

Amendments

13. This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

Severability

14. The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

General Provisions

15. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement

16. This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 31st day of March, 2022.

SIGNED, SEALED, AND DELIVERED this 31st day of March, 2022.	Mitchell Schwartz ________________________
SIGNED, SEALED, AND DELIVERED this 31st day of March, 2022.	SMARTsolution Technology, LP VIKRAM GROVER Vikram Grover CEO FOMO CORP.